EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: February 8, 2005

KEVIN F. FLYNN

/s/ Kevin F. Flynn

KEVIN F. FLYNN JUNE, 1992 NON-EXEMPT TRUST

By:	/s/ Kevin F. Flynn
Name: Kevin F. Flynn
Title: Trustee